Exhibit 10.13

SUBLEASE AGREEMENT

THIS REVISED SUBLEASE is made and executed the 11th day of December, 2017 by and between Nexlmmune, Inc. (a Maryland corporation), (hereinafter called “Tenant”), and Modavar Pharmaceuticals LLC (a Delaware corporation) (hereinafter called “Subtenant”).

W I T N E S S E T H

WHEREAS, Tenant and W. M. Rickman Construction Co., LLC (hereinafter called “Landlord”) entered into a lease executed for 22,800 square feet, which encompasses the entire building at 9119 Gaither Road in Gaithersburg, Maryland (hereinafter called “Master Lease”).

NOW THEREFORE, Landlord and Tenant hereby covenant and agree to sublease the space to Subtenant.

1. Demised Space- Upon and subject to the terms covenants and conditions hereinafter set forth, Tenant hereby subleases to Subtenant and Subtenant hereby subleases from Tenant the premises consisting of 1,658 rentable square feet, starting December 11, 2017, being the area outlined on the attached floor plan as Exhibit “A” (hereinafter defined as “Demised Premises”).

2. Term- The term of this Sublease shall remain as October 1, 2017 and shall expire on March 31, 2018.

3. Use- The Subleasee shall use and occupy the Demised Premises in connection with its conduct of general office usage and for no other purpose, except as otherwise provided herein. Subtenant may place its name on whichever door or doors are used for ingress and egress to the Demised Premises, provided such signs are not in conflict with the Master Lease.

4. Parking- Tenant shall have the right to use parking spaces in common with others currently allocated in the Master Lease.

5. Rental- Subtenant shall pay base monthly rent to Tenant for the Demised Premises in the sum of Six Thousand Two Hundred Seventeen and 50/100 Dollars ($6,217.50) per month for January through March, payable in advance, on or before the first day of each and every month during the term at the office of the Tenant herein designated or such other place as Tenant may designate by written notice to the Subtenant. The rent for the month of December shall be prorated to begin on December 11, 2017 and will be in the amount of $5,803.79 and due by December 15th, 2017.

The first installment of rent shall be due and payable upon occupancy of the premises. Notwithstanding any provision in the Master Lease, there shall be no base rental escalations, operating expenses or additional rent of any kind.

6. Security Deposit- Simultaneously with the execution of this Lease, Subtenant shall deposit with Tenant the sum of Four Thousand Nine Hundred Thirty-Five and 00/100 Dollars ($4,935.00) as a security deposit. Such security deposit shall be considered as security for the payment and performance by Subtenant of all of Subtenant’s obligations, covenants, conditions and agreement sunder this Lease. Upon the expiration of the term hereof, Tenant shall (provided that Subtenant is not in default under the terms hereof) return and pay back such security deposit to Subtenant, less such portion thereof as Tenant shall have appropriated to make good any default by Subtenant with respect to any of Subtenant’s aforesaid obligations, covenants, conditions or agreements. In the event of any default by Subtenant hereunder, Tenant shall have the right, but shall not be obligated, to apply all or any portion of the security deposit to cure such default, in which event Subtenant shall be obligated to promptly deposit with Tenant the amount necessary to restore the security deposit to its original amount. In the event of the sale or transfer of Tenant’s interest in the Building, Tenant shall have the right to transfer the security deposit to such purchaser or transferee, in which event Subtenant shall be entitled to look to the transferee for the return of the security deposit and Tenant shall thereupon be released from liability to Subtenant for the return of such security deposit.

7. Hold Harmless- Subtenant agrees to indemnify, hold harmless and defend the Landlord and Tenant from any and all liability, damages, expenses, claims, suits or judgments arising out of injury or damage to persons or property on the leased premises or arising out of the use or occupancy of said premises or of subtenant’s operations therein. Notwithstanding the foregoing, Tenant agrees to indemnify and hold Subtenant harmless from any claims by Landlord, provided that Subtenant has paid the specified rent to Tenant and is not in default of this Sublease.

8. Default- Tenant agrees to provide Subtenant, within five (5) business days of receiving notice of any default, and within five business (5) days of Tenant’s non-receipt of any rental payment when due, with written notice of such default. Subtenant shall have ten (10) business days to cure such default after receipt of such notice.

9. Master Lease- It is hereby understood and agreed between Tenant and Subtenant that the Leases now in existence between the Landlord and Tenant, copies of which have been provided to Subtenant and which are attached to this Sublease as Exhibit “B,” shall be incorporated by reference in whole in this Sublease. Provided, however, that all references to Landlord in the Lease between the Tenant and Landlord shall mean the present Owner of 9119 Gaither Road or its assigns or transferees. Tenant shall have no obligations to provide any of the services to the Subtenant which are called for in the Lease of the Tenant with the Landlord, but such services and obligations shall be fully provided by the Landlord or by its transferees as set forth in this Sublease in the foregoing paragraphs. The rights and obligations of the Subtenant to Tenant and Landlord shall be those obligations as set forth for the Tenant in the Lease between Tenant hereunder and landlord, attached hereto as Exhibit “B.”

10. Liability Insurance- In full accordance with the Master Lease, Subtenant shall procure and maintain comprehensive general liability insurance, including contractual liability.

11. Subletting of Premises- Tenant agrees that Subtenant shall have the right to further sublease or assign its Sublease of the Premises, provided that such further Subtenant is approved by Tenant and Landlord, whose consent shall not be unreasonably withheld. Upon receipt of notice of Subtenant’s intention to further sublease or assign its Sublease of the demised space, Tenant shall use its best efforts to obtain Landlord’s approval of such Sublease or Assignment.

12. Broker - Tenant recognizes Scheer Partners, Inc. as the sole procuring cause in this transaction.

13. Miscellaneous- This constitutes the entire agreement between the parties; any additional amendment or notification of the terms hereto shall not be effective unless made in writing and attached to the original hereof, executed by all parties. This Agreement shall be binding upon the successors, assigns and heirs of the respective parties. By its approval of this Sublease, Landlord consents to Subtenant’s alterations to the demised space as described in this agreement.

IN WITNESS WHEREOF, the parties have caused this Sublease to be duly executed as of the day and year first above written.

WITNESS:	SUBTENANT: Modavar Pharmaceuticals LLC

12/8/2017
By:

WITNESS:	TENANT: NexImmune, Inc.

DEBY PAN 08 DEC 2017	By: Alain D. Cappeluti

WITNESS:	LANDLORD: W. M. Rickman Construction Co., LLC

N/A

BY:
01 FEB 2018

Exhibit A

Demising plan

9119 Gaither Road • - 2nd Floor Plan

Gaither Road - Front of Building

Modavar Rent Calculation
Room	Sq Feet	Annual Rate	New Monthly Rent	Current Monthly Rent
227	557	S 45.00	$ 2,088.75	$ 2,088.75
226	253	$ 45.00	$ 948.75	$ 948.75
224/225	506	$ 45.00	$ 1,897.50	$ 1,897.50
223	171	$ 45.00	$ 641.25
222	171	$ 45.00	$ 641.25

Total	1,658		$ 6,217.50	$ 4,935.00

Exhibit B

Master Lease